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                                                                    Exhibit 10.9

                                 KOZMO.COM, INC.
                           80 Broad Street, 18th Floor
                               New York, NY 10004

                                                               November 22, 1999
Chris Shimojima
New York, NY

Dear Chris:

            On behalf of Kozmo.com, Inc. (the "Company"), I am pleased to invite you to join the Company as Chief Marketing Officer. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. All responsibilities and duties to previous business ventures must cease to exist at the effective start date of employment. The effective date of your employment will be January 14, 2000

            The terms of this offer of employment are as follows:

1.    Reports to: Joe Park, CEO

2. Compensation. The Company will pay you an annual salary of $200,000 for the first full year you are employed by the Company. You will receive payment on a bi-weekly basis in accordance with the Company's standard payroll policies. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

3. Bonus. Annual bonus, based upon individual and company performance payable every 6 months during the fiscal year (February/August). Bonuses will be performance related, annual with no cap.

4. Benefits. You will be entitled during the term of your employment to the Company's standard benefits covering employees, as such may be in effect from time to time. In addition, the Company will reimburse you for the following: a) your portion of COBRA payments for AT&T's standard indemnity health insurance plan, b) your AT&T's Executive Life insurance program premiums, and c) your Long Term Disability insurance premiums.

5. Stock Option. The Company will grant to you options to purchase 800,000 shares of the Company's Common Stock pursuant to the Company's 1999 Stock Option Plan (the "Plan") which has been approved by the Board. The exercise price of your options will be $1.80. The options will vest over four years with 200,000 options vesting upon the one-year anniversary of the effective date of your employment and 16,666.67 options vesting at the

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      end of each full month thereafter until all options are vested, subject to the provisions of the Plan and your continued employment with the Company.

6. Employee Confidential Information and Ownership Agreement. As a condition of this offer of employment, you will be required to complete, sign and return the Employee Confidential Information and Ownership Agreement which is being provided to you herewith.

7. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.

8. General. This offer letter, the Employee Confidential Information and Ownership Agreement and the agreement(s) representing stock options granted to you under the Plan, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. This agreement can only be amended in writing signed by you and an officer of the Company. Any waiver of a right under this agreement must be in writing. This agreement and its enforcement will be governed by the laws of the State of New York.

            We look forward to your joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me, along with your completed and signed Employee Confidential Information and Ownership Agreement.

                                                Sincerely,

                                                KOZMO.COM, INC


                                                By: /s/ Joseph Park
                                                    ----------------------------

                                                Name: Joseph Park, CEO

                                                     ---------------------------

                                                Title:
                                                      --------------------------
ACCEPTED:


/s/ Chris Shimojima
----------------------
Chris Shimojima


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